Exhibit 10.8.9

PIER 1 IMPORTS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

ADOPTED JUNE 24, 1999

AS AMENDED EFFECTIVE JUNE 26, 2018

Cash Compensation:

➢ Non-Employee Director Annual Retainer	$ 85,000
➢ Audit Committee Chair Annual Retainer	$ 25,000
➢ Compensation Committee Chair Annual Retainer	$ 25,000
➢ Nominating and Corporate Governance Committee Chair Annual Retainer----------------------------------------	$ 25,000
➢ Non-Executive Chairman of the Board Annual Retainer	$ 125,000

Non-Employee Director cash compensation is payable in equal monthly installments on the last business day of each fiscal month, provided, however, that Non-Employee Directors may elect to defer a specified whole percentage of their cash compensation in the form of Director Deferred Stock Unit Awards (“DSUs”) under and pursuant to the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended.

Equity Compensation:

An annual equity award consisting of a whole number of restricted stock units (RSUs) determined by dividing $100,000 by the 30-day trailing average of the closing price of the common stock of Pier 1 Imports, Inc. (the “Company”) as of the grant date. Any fractional number of shares shall be rounded down to the lower whole number. Vesting of the RSU award shall occur in full at the expiration of a one-year period following the grant date; provided, that on such vesting date, the Non-Employee Director is serving as a Director of the Company.

The grant date for the annual award of RSUs shall be the date of election of the Non-Employee Director at the annual meeting of the Company’s shareholders (the “Annual Meeting”).  The one-year vesting period for purposes of the annual RSU awards shall run from the date of the Non-Employee Director’s election at the Annual Meeting to the next year’s Annual Meeting following the date of grant; provided, however, that that if the date of the next Annual Meeting following the date of grant shall be less than fifty weeks from the previous year’s Annual Meeting, such RSU award shall vest upon the one-year anniversary of the date of grant. The RSUs shall convert to an equal number of shares of Company common stock on the vesting date, provided, however, that no later than December 31 of each year, a Non-Employee Director may make an election with respect to RSUs that he or she may receive in the following calendar year to defer the conversion of such RSUs to shares until (i) the third anniversary of the grant date, (ii) the fifth anniversary of the grant date, (iii) the Non-Employee Director’s termination of service as a Director of the Company, or (iv) the earlier of either (1) the third or fifth anniversary of the grant date or (2) the Non-Employee’s termination of service as a Director of the Company.

Non-Employee Directors are also eligible to participate in the following:

•	The Pier 1 Imports, Inc. Stock Purchase Plan according to its terms and provisions.

•	The Pier 1 Imports, Inc. Deferred Compensation Plan according to its terms and provisions.

•	Under the Director Deferred Stock Unit Awards program set forth in the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended:

➢

At the time a Non-Employee Director ceases to be a Director of the Company, any cash compensation which has been paid for the time period following the Director’s service shall be repaid in cash to the Company. Also, the deferred stock units credited to such Director at that time shall be adjusted by the Company to remove from the credited amount (i) any portion of the deferred stock units applicable to the time period following the Director’s service, plus (ii) provided that such Director has not repaid the Company for any cash compensation applicable to that time period, then at the discretion of the Company, an amount of deferred stock units equal to any such cash compensation (such units to be valued as of the date the Director ceases to be a Director).

➢

The amount of deferred stock units, as adjusted if applicable, will be exchanged for shares of the Company’s common stock on a unit-to-share basis.  Provided, however, that the deferred stock units (valued as of the date the Director ceases to be a Director) will be paid in cash to the extent that applicable plan limitations at such time preclude plan distributions of Pier 1 Imports, Inc. common stock.

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